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                              Exhibit 10.14





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                             EMPLOYMENT AGREEMENT


    AGREEMENT made this 29th day of February, 1996, between Hexcel Corporation, a Delaware corporation (the "Company"), and John J. Lee (the "Executive").

    The Executive is presently employed by the Company as its Chief Executive Officer.

    The Company has entered into the transactions contemplated under that certain Strategic Alliance Agreement, dated as of September 29, 1995, as amended, by and among Ciba-Geigy Limited ("Ciba"), Ciba-Geigy Corporation and the Company (the "Strategic Alliance Agreement").

    The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company has been substantial. The Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company's management, in the best interest of the Company and its stockholders. The Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided.

    In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      I. EMPLOYMENT. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

      II. TERM. The employment of the Executive by the Company as provided in Section 1 shall commence on the Closing Date (as such term is defined in the Strategic Alliance Agreement) (the "Commencement Date") and end on the fifth anniversary of the Commencement Date, unless further extended or sooner terminated as hereinafter provided.


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       III.  POSITION AND DUTIES.  The Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company and shall have such responsibilities, duties and authority consistent with such position and as may from time to time be assigned to the Executive by the Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company; PROVIDED, HOWEVER, that the Executive will be permitted (i) to serve as a director or advisor to other for-profit and not-for-profit organizations and corporations and (ii) to serve as an active partner of certain partnerships for which he is already a partner as of the date hereof, in each case so long as (x) such service does not materially interfere with the performance of his obligations hereunder and (y) such organizations, corporations and partnerships are not competitive in any business area in which the Company is engaged during the term of this Agreement. The Executive shall furnish to the Company a list of each such entity on the Commencement Date and shall update such list as appropriate.

      IV. PLACE OF PERFORMANCE. In connection with the Executive's employment by the Company, the Executive shall perform his duties and conduct his business at the principal executive offices of the Company, which shall at all times be located in the New York City/Connecticut metropolitan area, except for required travel on the Company's business to an extent substantially consistent with present business travel obligations.

      V.   COMPENSATION AND RELATED MATTERS.

      A. SALARY. During the period of the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary at a rate of (x) for the 1996 calendar year, $400,000 and (y) for calendar years during the Term after 1996, at such increased rate as may from time to time be determined by the Board, PROVIDED, HOWEVER, that once the Executive's annual base salary is increased, it may not thereafter be decreased during the term of this Agreement. The Executive's annual base salary shall be paid in substantially equal installments, no less frequently than monthly, in accordance with the Company's standard payroll practices. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's salary hereunder.


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      B.   ANNUAL BONUSES.  In recognition of the Executive's services on behalf of the Company in the 1995 calendar year, the Company shall pay the Executive a bonus award equal to $500,000. During the term of the Executive's employment hereunder, the Executive shall participate in such annual incentive compensation plans as the Company shall make available to its other officers on terms no less favorable than those applicable to such other officers.

      C.   EQUITY COMPENSATION.

      1. INCENTIVE STOCK PLAN. a. Effective as of the Commencement Date, the Executive shall be granted nonqualified options to purchase 200,000 shares of common stock of the Company, par value $.01 per share ("Common Stock"), under the Company's Incentive Stock Plan, at a per share exercise price equal to the closing price per share (the "Price Per Share") of Common Stock on the New York Stock Exchange (or if not then listed on such exchange, such other national securities exchange or quotation system as then listed upon) on the Commencement Date. Such options will have a ten-year term and will become vested and exercisable at the rate of (x) 33-1/3% of such options on each of the first three anniversaries of the Commencement Date, or (y) if more rapid than under clause (x), (A) an aggregate of 33-1/3% of such options on the fifth consecutive trading day on which the Price Per Share on the New York Stock Exchange remains at or above $12, (B) an aggregate of 66-2/3% of such options on the fifth consecutive trading day on which the Price Per Share remains at or above $16 and (C) an aggregate of 100% of such Options on the fifth consecutive trading day on which the Price Per Share remains at or above $20.

      b. Effective as of the Commencement Date, the Executive shall be granted nonqualified options to purchase 100,000 shares of Common Stock under the Company's Incentive Stock Plan at a per share exercise price equal to the Price Per Share on the date such options are exercised (the "Short-Term Options"). Such Short-Term Options will (1) have a 90-day term, (2) be immediately exercisable and (3) provide for automatic additional grants of two options for every Short-Term Option exercised by the Executive during such 90-day period ("Reload Options"). Reload Options will (1) have a per share exercise price equal to the per share exercise price of the Short-Term Options to which they relate, (2) have a term of ten years from the date of grant and (3) be subject to the same vesting and exercisability schedule as options provided in Section


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  5(c)(i)(A) hereof.  Notwithstanding the foregoing, the two Reload
  Options corresponding to each exercised Short-Term Option will be immediately terminated in the event that the Executive sells, transfers, pledges or otherwise alienates the share of Common Stock received by him by virtue of the exercise of such Short-Term Option at any time prior to the earlier of (i) the Executive's termination of employment for any reason or (ii) the fourth anniversary of the exercise thereof.

     2. PERFORMANCE ACCELERATED RESTRICTED STOCK UNITS. The Company shall implement a performance accelerated restricted stock unit program under its Stock Incentive Plan (the "Stock Program") on or prior to the Commencement Date. Effective as of the Commencement Date, the Executive shall be granted under the Stock Program, 200,000 performance accelerated restricted stock
  units ("PARs").   The 200,000 PARs shall vest on (x) the fifth anniversary of the Commencement Date, or (y) on such earlier date to the extent certain pre-determined performance criteria (the "PARs Goals") are achieved. The PARs Goals shall be as follows: if earnings of the Company before interest and taxes (as provided in the Company's audited financial statements) ("EBIT") equals or exceeds $70 million for any fiscal year of the Company, an aggregate of 33-1/3% of such PARs shall become vested; an aggregate of 66-2/3% of such PARs shall become vested if EBIT for any fiscal year of the Company equals or exceeds $80 million; and an aggregate of 100% of such PARs shall become vested if EBIT for any fiscal year of the Company equals or exceeds $90 million. Upon vesting, PARs shall be converted into an equivalent number of shares of Common Stock that will be immediately distributed to the Executive; PROVIDED, HOWEVER, that no such PARs shall be converted and distributed to the Executive until the first business day of the first year in which the Company is not precluded from deducting the associated compensation expense under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Executive shall have no voting rights with respect to PARs unless and until such PARs are converted to shares; PROVIDED, HOWEVER, that on each dividend payment date with respect to the Common Stock subsequent to any PARs becoming fully vested (but not yet converted or distributed by virtue of the immediately preceding proviso) the Company shall credit the Executive with an additional number of fully vested whole and partial PARs (assuming each such PAR was a share of Common Stock) equal in value to the amount of dividends which the Executive would have received on such dividend payment date if all such vested PARs (including PARs previously credited to the Execu-


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  tive pursuant to this section) which had not yet been converted into shares had been so converted prior to the record dated of such dividend. Such dividends will be credited as PARs as of the payment date of such dividends and such PARs shall thereafter be treated in the same manner as other PARs under this Agreement.

     3. FORFEITURE. If the Executive's employment with the Company is involuntarily terminated for Cause (as defined below) or the Executive voluntarily terminates his employment with the Company other than for Good Reason (as defined below), the Executive shall forfeit all options (including Short-Term Options and Reload Options) and PARs provided in this Section 5(c) which have not yet become vested and/or exercisable as of the Date of Termination. Any such options which have become vested and exercisable will remain exercisable for a period of 90 days following the Date of Termination (as defined below) and any PARs which have vested shall be converted into shares of Common Stock and immediately distributed to the Executive, PROVIDED, HOWEVER, that no such shares shall be distributed to the Executive until the first business day of the first year in which the Company is not precluded from deducting the associated compensation expense under Section 162(m) of the Code.

       Notwithstanding any other provision contained herein, if the Executive's employment with the Company is involuntarily terminated other than for Cause, the Executive terminates employment for Good Reason, or the Executive dies or terminates employment due to disability, (x) all options (including Short-Term Options and Reload Options) shall become immediately vested and exercisable and shall remain exercisable for the lesser of (A) one year following the Date of Termination, or, if applicable, for one year following the Executive's death or disability or (B) for the remainder of the option term, and (y) all PARs shall vest, be converted into shares of Common Stock and be immediately distributed to the Executive, PROVIDED, HOWEVER, that no such shares shall be distributed to the Executive until the first business day of the first year in which the Company is not precluded from deducting the associated compensation expense under Section 162(m) of the Code.

     4. PLAN TERMS GOVERN. Subject to the foregoing, all options and PARs granted to the Executive shall contain such terms and conditions as shall be set forth in the Company's Incentive Stock Plan.


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     5.  BANKRUPTCY COURT GRANT.  Effective as of the Commencement Date, the
  Executive shall be granted stock options (the "Bankruptcy Options") to acquire 113,379 shares of Common Stock as provided in the Plan of Reorganization, dated as of November 7, 1994, as approved by the United States Bankruptcy Court. The exercise price per share of the Bankruptcy Options shall be $5.05. The Bankruptcy Options shall expire on the third anniversary of the Commencement Date notwithstanding any earlier termination of the Executive's employment with the Company for any reason. The Bankruptcy Options shall vest in equal monthly installments over the two-year period beginning on the Commencement Date, PROVIDED, HOWEVER, that such options shall become immediately vested and exercisable upon a termination of the Executive's employment with the Company for any reason during the three-year period beginning on the Commencement Date. Except as provided in this section, the Bankruptcy Options shall be subject to the terms and conditions provided in the Stock Incentive Plan.

     6. INCENTIVE COMPENSATION. During the term of the Executive's employment hereunder, the Executive shall participate in such long-term incentive and equity compensation plans as the Company shall make available to its other officers on terms no less favorable than those applicable to such other officers.

     D. DEFERRED COMPENSATION ACCOUNT. 1. Effective as of the Commencement Date, the Company shall establish a nonqualified deferred compensation arrangement for the benefit of the Executive. The Company will establish a bookkeeping account (the "Account") to which it shall credit in respect of each of seven fiscal years of the Company, commencing with the Company's 1995 fiscal year, an amount equal to $366,147 per annum, increased by 6% for each fiscal year after the 1995 fiscal year. The Company will credit the first installment contribution on the Commencement Date in respect of the 1995 fiscal year, and will credit each subsequent contribution on each of the next six consecutive December 31 thereafter in respect of fiscal years 1996 through 2001. The Account shall be credited with interest at the end of each fiscal year at a rate of 9%. No later than January 31 of each year during the term of this Agreement beginning with January 31, 1997, the Company shall deliver to the Executive a statement showing the balance of the Account as of December 31 of the prior year and all amounts credited to the Account during such year.


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     2.  At any time following the later of (x) the Executive's attainment of age 65 or (y) the last required crediting of the $366,147 installment (as increased by 6% per annum) to the Account (including any early crediting as described in (iv) below) (but in no event earlier than the Executive's termination of employment with the Company), the Executive shall receive, or commence to receive, the amount credited to the Account. The Executive may elect to receive the value of the Account (1) in a lump sum, (2) in the form of a single life annuity with a ten-year certain payment, or (3) by causing the Company to purchase a single premium annuity contract from an insurance company of the Executive's choice, provided that any such election is made no later than the time determined by the Company's counsel to avoid the application of the doctrine of constructive receipt. If the Executive fails to make a timely election, payment will be in the form of a lump sum.
Annuity payments (if applicable) shall be the actuarial equivalent of the lump sum amount, using the mortality table for males provided in Revenue Ruling 95-28 and assuming an interest rate equal to the product of (x) the prime rate in effect at Credit Suisse as of the first day of the month immediately preceding the first month for which an annuity payment is to be made to the Executive hereunder and (y) 1 minus the highest rate of individual federal, state and local income tax in effect for the year in which the annuity payments commence and in the jurisdiction of the Executive's residence for such year (giving effect to any available deduction for state and local income taxes in calculating federal income tax).

     3. If the Executive's employment with the Company is involuntarily terminated other than for Cause or he terminates employment for Good Reason,
(A) all remaining contribution installments referred to in clause (i) above that have not been made to the Account in respect of future fiscal years will be credited to the Account as of the Date of Termination, and (B) the Company shall commence distribution of the Account as soon as practicable following the Date of Termination in accordance with the election made by the Executive under clause (ii) above.

     If the Executive's employment with the Company is involuntarily terminated for Cause or if he terminates employment voluntarily other than for Good Reason, in either case during the term of this Agreement, no further contributions shall be made to the Account and the Company shall commence distribution of the Account as soon as practicable following the Date of Termination in accordance with the election made by the Executive under clause (ii) above. If the Executive's employment with the Company is involuntarily terminated for Cause, or if the Executive terminates employment with the Company voluntarily


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other than for Good Reason, in either case after the expiration of the five-year term of this Agreement, the Company shall continue to credit to the Account all amounts as they become due in accordance with clause (i) above and the Company shall commence distribution of the Account as soon as practicable following the last date on which amounts are so credited in accordance with the election made by the Executive under clause (ii) above.

     If the Executive dies or terminates employment due to disability, all remaining contribution installments referred to in clause (i) above that have not been made to the Account in respect of future years will be credited to the Account as of the Date of Termination and the Company shall commence distribution of the Account as soon as practicable following the Date of Termination as a lump-sum distribution.

     4. In no event shall payment of the Account be paid, or commence to be paid, until the first business day of the first year in which the Company is not precluded from deducting the associated compensation expense under
Section 162(m) of the Code.

     E. OTHER BENEFITS. The Company shall maintain in full force and effect, and the Executive shall be entitled to continue to participate in with a level of benefits no less favorable than any other senior executive officer of the Company, all of the employee benefit plans and arrangements in effect on the date hereof in which the Executive participates or plans or arrangements providing the Executive with at least equivalent benefits thereunder (including, without limitation, each retirement plan, supplemental and excess retirement plans, annual and long-term incentive compensation plans, stock option and purchase plans, group life insurance and accident plan, medical and dental insurance plans, and disability plan). The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

     F. VACATIONS. The Executive shall be entitled to a number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, equal to the maximum number of vacation days for which any executive officer of the Company may become eligible determined under the Company's vacation policy as in effect from time to time, but in no event less


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than five (5) weeks per year.  The Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executive officers.

     G. SERVICES FURNISHED. The Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

     H. EXPENSES. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all reasonable and customary expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

     VI. DIRECTORSHIPS/OTHER OFFICES. Subject to Sections 3 and 4, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company's subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is from time to time provided by the Company or any of its subsidiaries to its other directors and senior executive officers.

     VII. TERMINATION. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

     A. DEATH. The Executive's employment hereunder shall terminate upon his death.

     B. DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder.


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     C.   CAUSE.  The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, as defined in Section 7(e), by the Executive for Good Reason, as defined in Section 7(d)(ii)), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties), or (ii) the willful engaging by the Executive in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise including, but not limited to, conduct that constitutes Competitive Activity, as defined in
Section 10). For purposes of this Section 7(c) no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable notice from the Board to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (2) delivery to the Executive of a resolution duly adopted by the affirmative vote of two-thirds or more of the Board then in office (excluding the Executive) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this Section 7(c) and specifying the particulars thereof in detail, (3) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (4) delivery to the Executive of a Notice of Termination, as defined in subsection (e) hereof, from the Board specifying the particulars thereof in detail.

     D. TERMINATION BY THE EXECUTIVE. 1. The Executive may terminate his employment hereunder (A) for Good Reason or (B) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect, and provided, further, that, at the Company's request, the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor. In the event that the doctor selected by the Company does not so concur, the two doctors shall select, by mutual agreement, a third doctor, independent of the parties hereto, whose determination regarding the



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Executive's physical or mental health shall be conclusive for purposes of this paragraph.

     2. For purposes of this Agreement, "Good Reason" shall mean (A) a failure by the Company to comply with any material provision of this Agreement which failure has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Company, (B) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (e) hereof (and for purposes of this Agreement no such purported termination shall be effective) or (C) a "Change in Control" shall have occurred. For purposes of this Agreement, Change in Control means:

     (A)(i) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than Ciba and its affiliates and any former Ciba affiliates holding Company voting securities pursuant to Section 4.01(b) of the Governance Agreement (as defined in the Strategic Alliance Agreement)) (a "Person") is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding Common Stock of the Company (the "Outstanding Common Stock") or (y) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the "Total Voting Power"); excluding, however, the following: (1) any acquisition by the Company or any of its affiliates or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or Ciba or any of their respective affiliates or any former Ciba affiliates holding Company voting securities pursuant to Section 4.01(b) of the Governance Agreement and (ii) Ciba and its affiliates and any former Ciba affiliates holding Company voting securities pursuant to Section 4.01(b) of the Governance Agreement (1) beneficially own, in the aggregate, a lesser percentage of the Total Voting Power than such Person beneficially owns and (2) do not have the right or ability by voting power, contract or otherwise to elect or designate for election at least the same percentage of the members of the Board contemplated in the Governance Agreement for their then level of ownership; or

     (B) a change in the composition of the Board such that the individuals who, as of the effective date of this Agreement, constitute the Board


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  (such individuals shall be hereinafter referred to as the "Incumbent
  Directors") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company's stockholders, was made or approved pursuant to the Governance Agreement between the Company and Ciba or by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, PROVIDED, FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be so considered as a member of the Incumbent Board; or

     (C) the approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction (1) pursuant to which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Total Voting Power, as the case may be, or (2) after which (a) no Person beneficially owns a greater percentage of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation than do Ciba and its affiliates and any former Ciba affiliates holding Company voting securities pursuant to Section 4.01(b) of the Governance Agreement in the aggregate and (b) Ciba and its affiliates and any former Ciba affiliates holding Company voting securities pursuant to
  Section 4.01(b) of the Governance Agreement have the right and ability by voting power, con-


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  tract or otherwise to elect or designate for election no less than the same percentage of the members of the board of directors of such corporation contemplated in the Governance Agreement with respect to the Company for their then level of ownership; or

     (D) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

     E. NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     F. DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty
(30)-day period), (iii) if the Executive's employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided, however, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     G. INDEMNIFICATION AFTER TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, upon the Executive's termination of employment hereunder for any reason, the Company shall take such action necessary and appropriate to provide that the Executive's rights to indemnification from the Company as provided by applicable law, by the Company's charter and by-laws and by any agreement between the Company and the Executive shall not


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be affected in any manner adverse to the Executive and shall be continued
in full force and effect for a period of at least six years following such termination of employment.

     VIII.    COMPENSATION UPON TERMINATION OR DURING DISABILITY.

     A. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated for disability pursuant to Section 7(b) hereof, provided that payments so made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

     B. If the Executive's employment is terminated by his death, the Company shall pay any amounts due to the Executive under Section 5 through the date of his death in accordance with Section 11(b).

     C. If the Executive's employment shall be terminated by the Company for Cause or voluntarily by the Executive other for than Good Reason, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive relating to the provision of salary under this Agreement.

     D. If (A) in breach of this Agreement, the Company shall terminate the Executive's employment other than for disability pursuant to Section 7(b) or other than for Cause or (B) the Executive shall terminate his employment for Good Reason, then

     1. the Company shall pay the Executive (A) his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (B) a pro rata portion of any incentive bonus for the year in which the Date of Termination occurs, such amount determined based on the target bonus amount that the Executive would have received if all performance goals (if any) had been attained in full and had his employment continued until the end of such year, and on the number of full and partial months worked during such year, and (C) all other unpaid


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


  amounts, if any, with respect to which the Executive has a vested interest as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

     2. in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages, in full settlement of the Company's obligations to the Executive relating to the provision of salary and bonus under this Agreement, to the Executive an amount equal to the product of (A) the sum of (1) the highest annual salary rate in effect for the Executive in the 90 days immediately preceding the Date of Termination and (2) the highest annual amount payable to the Executive under the Company's annual bonus plans in respect of the three calendar years preceding the calendar year in which such Date of Termination occurs, and (B) the greater of the number of years (including partial years) remaining in the term of employment hereunder or the number two (2); such payment to be made in substantially equal monthly installments.

     E.   If the Executive shall terminate his employment under clause
(B) of subsection 7(d)(i) hereof, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

     IX. NO MITIGATION. The Company agrees that, if the Executive's employment with the Company terminates during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company hereunder. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

     X. NONCOMPETITION/CONFIDENTIAL INFORMATION. The Executive agrees that, in order to protect the Company's trade secrets in the field of engineered materials (E.G., high technology, lightweight structural materials and specialty chemicals and resins) and other products being manufactured or marketed by the Company or developed for manufacture or marketing at the time of the Executive's retirement or termination of employment, or the trade secrets of any business acquired by the Company within six months after retirement or termina-tion of such employment if said acquisition was in the process of negotiation at the time of such retirement or termination (hereinafter collectively designated the "Company's Business"), at all times prior to his retirement or termination of employment and during so much of the two-year period following such retirement or termination that the Company, or any of its successors, assigns or affiliated companies carries on any portion of the Company's Business, the Executive shall not directly or indirectly, as a partner, substantial owner, employee, associate, consultant, agent or otherwise, engage in any activity related to or competitive with the Company's Business in any county in the State of California, or in any other state, territory or foreign country within which the Company carries on the Company's Business or in which any of its products are sold either prior or subsequent to the date hereof. The invalidity or unenforceability of any provision of this Section 10 shall not affect the validity or enforceability of any other provision of this
Section 10, which shall remain in full force and effect.

     XI.  SUCCESSORS; BINDING AGREEMENT.

     A. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     B. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     XII. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:

     John J. Lee
     72 Cummings Point Road
     Stamford, CT 06902

     If to the Company:

     Hexcel Corporation
     72 Cummings Point Road
     Stamford, CT  06902

     Attn:  Board of Directors

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     XIII. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board.
No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

     XIV. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     XV. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     XVI. SURVIVORSHIP. Any rights and obligations of the parties set forth in Sections 5(d), 5(e), 8, 10 of this Agreement shall survive any termination of this Agreement.

     XVII. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, at a location mutually agreed upon by the Company and the Executive which is situated within 50 miles of the Company's headquarters, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 10 of the Employment Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue relating to the termination of the Executive's employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, PROVIDED, that either (i) the Executive eventually prevails on at least one material issue which is a subject of such arbitration or
(ii) the Executive and the Company enter into a written settlement agreement relating to one or more of such material issues prior to the conclusion of any such arbitration. Such payments shall be made within five (5) business days after delivery of the Executive's written re-quests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

     XVIII.    ENTIRE AGREEMENT.  This Agreement sets forth the entire
agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto (including the employment agreement dated as of September 1, 1994 between the Executive and the Company) in respect of the subject matter contained herein is hereby terminated and cancelled).


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


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                   HEXCEL CORPORATION


Attest:


By: /s/ DAVID WONG                 By: /s/ JUERGEN HABERMEIER
   -------------------                 ----------------------------------
                                       Name:   Juergen Habermeier
                                       Title:  President


WITNESS:                           EXECUTIVE


   /s/ MICHAEL BACAL                   /s/ JOHN J. LEE
   -------------------                 ----------------------------------
                                       John J. Lee

John J. Lee:  INTERESTS IN OTHER CORPORATIONS, ORGANIZATIONS AND PARTNERSHIPS.


1.   Director of XTRA Corporation.

2.   Chairman, President & CEO of Lee Development Corporation.

3.   Trustee of Yale University.

4.   Advisor to The Clipper Group.

5.   Director of Aviva Petroleum Corp.





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